Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (‘‘Agreement’’), is hereby executed by and between Elias Typaldos (‘‘Executive’’ or ‘‘you’’), and AXS-One Inc. (the ‘‘Company’’) on behalf of its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting as agents for the Company or in their individual capacities (collectively the ‘‘Company Entities’’), and sets forth the parties’ agreement regarding Executive’s termination of employment.

1.    The Company and Executive agree that Executive’s last day of employment with the Company will be August 31, 2007 (the ‘‘Termination Date’’). Executive’s coverage under the various employee benefit plans maintained by the Company shall terminate effective as of the Termination Date. You will be paid your regular salary up to and including the Termination Date. You will also be entitled to such vesting and acceleration of Company stock option grants and restricted stock grants as is provided in any applicable stock plan or grant. A list of applicable grants is attached hereto as Exhibit A.

2.    Following the Effective Date of this Agreement (as defined in paragraph ‘‘18’’ below), and in exchange for your waiver of claims against the Company Entities and compliance with other terms and conditions of this Agreement, and provided you execute, timely return and do not revoke this Agreement, the Company agrees to pay you severance of $600,000. This payment will be made to you as provided in Exhibit B. Executive may purchase, if eligible, continuation health benefits coverage to the extent and for the period provided by federal law (COBRA), however, provided Executive executes, timely returns, and does not revoke this Agreement, the Company will pay for Executive’s COBRA benefits for the shorter of eighteen (18) months from the Effective Date of this Agreement or until such time you become eligible for similar health insurance coverage with a new employer, in addition to, and not as a set off against, the severance set forth above. For the avoidance of doubt, the Company paid COBRA benefits include only medical, prescription, vision and dental insurance, and excludes all other employee benefits you currently are entitled to in your capacity as an employee of the Company. Salary and benefits already paid to you beginning September 1, 2007 shall count towards your severance hereunder.

You agree and acknowledge that the payments and benefits provided for by the above paragraphs constitute full payment to you in your capacity as an employee of the Company of amounts which you might otherwise be entitled under any policy, plan or procedure of the Company or pursuant to any prior agreement or contract with the Company, including but not limited to, your employment agreement dated February 15, 2007 (the ‘‘Employment Agreement’’).

You are under no obligation to seek other employment and there shall be no offset against any amounts due you under this Agreement on account of any remuneration attributable to any subsequent employment that you may obtain. Any amounts due hereunder are in the nature of severance payments and are not in the nature of a penalty.

3.    You agree and acknowledge that the payment(s) and other benefits provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company to you in your capacity as an employee of the Company, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral agreement (including, but not limited to, your employment contract), policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company.

4.    (a)    In consideration for the payment and benefits to be provided you pursuant to paragraph ‘‘2’’ above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as ‘‘Releasors’’), forever release and discharge the Company Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities in your capacity as an employee of the Company by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement. This release shall not apply to or release any claims with respect to any of your rights arising or preserved under the terms of this Agreement, or your rights to indemnification as an officer and director of the Company.

(b)    Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment, and/or the termination of that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities in accordance with the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any claim under the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Family Leave Act, and the New Jersey Conscientious Employee Protection Act; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress, retaliation, discrimination or harassment under any applicable law, or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement, nor does this Agreement preclude you from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission (‘‘EEOC’’) or an analogous state agency. You, however, waive any right you may have to recover monetary or other damages, or attorneys’ fees or costs, based on any such charge of discrimination or any action initiated by you or on your behalf by a third party.

(c)    You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph ‘‘4’’.

5.    The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by a party to any person or entity without the prior written consent of the other, except if required by law, and to a party’s accountants, attorneys, financial or investment adviser and/or immediate family members (including parents and siblings), provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement. You further represent that you have not disclosed the terms and conditions of the Agreement to anyone other than your attorneys, accountants, financial or investment adviser and/or immediate family members (including parents and siblings). For the avoidance of doubt, the Company will be required by law to disclose the full terms of this agreement in an 8-K or 10-Q filing with the Securities and Exchange Commission, and file this agreement as an exhibit to such filing.

6.    You acknowledge and reaffirm that you remain bound by the restrictive covenants set forth in Paragraphs 11 and 12 of your Employment Agreement. For purposes of clarification, the restrictive covenants set forth in Subparagraph 11(a) of the Employment Agreement specifically do not apply to your involvement in areas of a competitor’s or a customer’s business that are not related to the archival data management software business similar to the business conducted by the Company, or to your involvement with partners, prospects, customers or others associated with the Company’s archival data management software business.

7.    All developments, including inventions, trade secrets, discoveries, improvements, and writings, which relate to the Company’s operations, products or development efforts, which the Executive, either by himself or with any other persons, has made, developed, acquired or acquired knowledge of during his employment, is and shall remain the sole and exclusive property of the Company. The Executive hereby assigns, transfers and conveys, all of his right, title and interest in and to any and all such developments to the Company and the Executive agrees to fully disclose, as soon as practicable, all such developments to the Company. Upon the request of the Company, the Executive will execute and deliver any and all documents and do any and all other acts which are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain, extend and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such developments.

8.    You represent that you have returned to the Company all property belonging to the Company and/or the Company Entities, including but not limited to keys, card access to the building and office floors, Employee Handbook, phone card, rolodex (if provided by the Company and/or the Company Entities), computer user name and password, disks and/or voicemail code. The Company agrees that you may keep your laptop computer. The parties acknowledge full compliance with this Paragraph 8.

9.    If any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. If a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

10.    This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has or have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

11.    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the ‘‘Company’’ for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

12.    This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of law.

13.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

14.    You understand that this Agreement constitutes the complete understanding between the Company and you, and, with the exception of the agreement referred to in paragraph ‘‘6’’ above (the applicable provisions of which shall survive the termination of your employment and are incorporated by reference in this Agreement), supersedes any and all agreements, understandings, and discussions, whether written or oral between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both an authorized representative of the Company and you after the Release Effective Date.

15.    Exception For Challenge Under the Older Workers Benefit Protection Act:    The provisions of paragraph 4 are not intended to, and shall not affect Executive’s right to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the Age Discrimination in Employment Act (‘‘ADEA’’). This paragraph is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any monies paid should the release of ADEA claims in this Agreement be found to be invalid. Neither does this paragraph affect the Company’s right to recover attorneys’ fees or costs to the extent authorized under federal law. The provisions of paragraph 4 shall apply with full force and effect with respect to any other legal proceeding.

16.    Nondisparagement.    The parties represent, each to the other, that they have not and agree that they will not in any way disparage the other and/or its employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of the other and/or its employees. The policy of the Company with respect to inquiries from authorized companies or individuals is to provide only the dates of employment and position(s) held, and the Company shall so inform any company or individual making such an inquiry with respect to Executive. Nothing herein is intended to limit your ability to exercise your fiduciary duties as a director of the Company.

17.    You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider this Agreement fully for at least twenty-one (21) days; (c) have been, and are hereby, advised by the Company in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained herein.

18.    You understand that you will have at least twenty-one (21) days (the ‘‘Consideration Period’’) from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to Michelle Lutkowski, Human Resources, AXS-One Inc., 301 Route 17 North, Rutherford, NJ 07070. After executing this Agreement, you shall have seven (7) days (the ‘‘Revocation Period’’) to revoke this Agreement by indicating your desire to do so in writing delivered to Michelle Lutkowski at the address above (or by fax at 201-935-5431) by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign and return the Agreement (the ‘‘Effective Date’’). If the last day of the Consideration or Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Consideration or Revocation Period, as applicable, will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payment(s) and other benefits referred to in paragraph ‘‘2’’ above, shall be deemed automatically null and void.

19.    Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of

If to the Company:

AXS-One Inc., 301 Route 17 North, Rutherford, NJ 07070

If to the Executive:

Elias Typaldos, 15 Prospect Avenue, Montclair, New Jersey 07042

IN WITNESS WHEREOF, the parties have executed this Agreement and General Release on the dates set forth below.

/s/ Elias Typaldos	8/13/2007
Elias Typaldos	Date

THE COMPANY:
AXS-ONE INC.
By: /s/ Joseph P. Dwyer	8/13/2007
Print Name: Joseph P. Dwyer	Date
Title: VP & Chief Financial Officer

Exhibit A

Equity Grants

Stock Options

90,000	Fully vested and exercisable within 90 days from Termination Date, at which time, they will expire.

Restricted Stock

30,000	Granted on 3/21/06. These will be forfeited on the Termination Date
10,000	Granted on 3/21/06. Fully vested as of 3/21/07.
73,455	Granted on 12/14/06. These will become fully vested on Termination Date.

EXHIBIT B

ELECTION UNDER IRS §409A

This election is made in accordance with IRC §409A by Elias Typaldos (hereinafter referred to as the ‘‘Service Provider’’) with the consent and cooperation of AXS-One Inc. (hereinafter referred to as the ‘‘Service Recipient’’).

Whereas, the Service Provider’s employment is being involuntarily terminated by the Service Recipient as of August 31, 2007; and

Whereas, the Service Provider and the Service Recipient agree that the Service Recipient will pay the Service Provider the sum of Six Hundred Thousand Dollars ($600,000) pursuant to the Agreement that this Exhibit B is annexed to and made a part thereof; and

Whereas, this Exhibit B is intended to comply with IRC §409A to the extent that any compensation paid to the Service Provider by the Service Recipient is subject to IRC §409A, and that this Exhibit B constitutes an election by the Service Provider under IRC §409A.

1.	Irrevocability: This election is irrevocable as of August 31, 2007.

2.	Payment of Separation Pay: Two Times the Service Provider’s annualized compensation as provided in Treasury Regulation 1.409A-1(b)(9)(iii), but in no event more than four hundred and fifty thousand dollars ($450,000), shall be paid in equal amounts, subject to any withholding requirements, to the Service Provider by the Service Recipient in accordance with the Service Recipient’s normal payroll periods beginning September 1, 2007, with the last payment made on or before August 31, 2009. The balance of the payment of six hundred thousand ($600,000) less that amount paid pursuant to the prior sentence of this paragraph 2, shall be paid as follows:

(a)	Twenty-five percent (25%) shall be paid by the Service Recipient to the Service Provider in a lump sum on March 15, 2008;

(b)	The amount remaining after the payment of twenty-five percent (25%) in (a), above, shall be paid in equal payments in accordance with the Service Recipient’s normal payroll procedures for the period March 1, 2008 to August 31, 2009, and the last payment shall be made on or before August 31, 2009.

3.	Payment in the Event of Death: In the event that the Service Provider shall die before all payments are made under this Exhibit B, the Service Recipient will continue to pay amounts due under this Exhibit B to the Service Provider’s personal representative, or his assignee, pursuant to the same schedule as if the Service Provider had not died.

I hereby make this election:

8/13/2007	/s/ Elias Typaldos
Date	Elias Typaldos, Service Provider

We hereby consent to this election:

THE COMPANY:

AXS-ONE INC.

By: /s/ Joseph P. Dwyer	8/13/2007
Print Name: Joseph P. Dwyer	Date
Title: VP & Chief Financial Officer